EXHIBIT 10.10

Manufacturing Services Agreement

This Manufacturing Services Agreement (“Agreement”) effective as of December 7, 2010.

Between UNICEP Packaging Inc, an Idaho USA company, with its registered office at 1702 Industrial Drive Sandpoint ID 83864 (“UNICEP”) and Zeltiq Aesthetics with its registered office at 4698 Willow Road, Pleasanton, CA 94588 (“ZELTIQ”)

Where appropriate, ZELTIQ and UNICEP are hereinafter collectively referred to as “Parties” and individually referred to as “a Party”.

Whereas, ZELTIQ is in the business of the development of non-invasive procedures for the reduction of unwanted fat tissue and requires production and assembly of Gelpads.

Whereas UNICEP is in the business of contract gel manufacturing and provider of packaging services

Whereas, ZELTIQ wishes to engage UNICEP to manufacture the ZELTIQ Gelpad.

Now therefore, the Parties agree as follows:

1 Purpose

1.1 This Agreement shall cover the sale of Products by UNICEP to ZELTIQ as defined in the Purchase Order by ZELTIQ.

2 Forecasts

2.1 Periodically (but no less frequently than monthly), ZELTIQ shall deliver to UNICEP (via e-mail or other mutually agreed upon manner) a Forecast. This Forecast will indicate volumes and the requested delivery date of the manufactured Products for the next 12 months period and is intended to assist UNICEP in planning and Component management purposes.

2.2 UNICEP shall maintain sufficient manufacturing capacity to permit it to deliver the Products to the ZELTIQ in accordance with the applicable Purchase Orders.

3 Purchase Orders

3.1 ZELTIQ will provide to UNICEP binding Purchase Orders taking into account a lead-time of 16 weeks.

3.2 UNICEP shall not unreasonably refuse acceptance of any Purchase Order.

3.3 ZELTIQ may issue Purchase Orders for Product in excess of the Forecast, which will be accepted by UNICEP, provided that UNICEP can obtain the necessary Components. In the event UNICEP’s Component unavailability prevents UNICEP from committing to the requested delivery date, UNICEP will provide notice to ZELTIQ within ten (10) business days and at that time the parties will mutually agree on a revised delivery date. If UNICEP does not provide such notice within ten (10) business days then the applicable Purchase Order will be deemed accepted.

3.4 ZELTIQ may increase, reschedule, or cancel the quantity of any Products specified in a Purchase Order by delivering to UNICEP, by email, mail or facsimile, a written Change Order. No Change Order shall be effective until it is actually received and accepted by UNICEP’s authorized representative. Receipt notice and acceptance (or rejection, regarding an increase, due to UNICEP’s inability to obtain the necessary Components) shall be provided to ZELTIQ within ten (10) business days. If UNICEP does not provide such notice within ten (10) business days then the applicable Purchase Order will be deemed accepted.

3.5 ZELTIQ agrees it is liable to take title to and pay for all quantities of Products reflected on ZELTIQ Purchase Orders; unless a Change Order has been forwarded by ZELTIQ and accepted by UNICEP. At time of acceptance the Change Order shall govern.

3.6 In the event that UNICEP purchases and receives material for Purchase Orders accepted by UNICEP hereunder, and ZELTIQ requests and UNICEP agrees to cancellation or rescheduling of such Purchase Order then UNICEP shall notify ZELTIQ of (i) the cost of the relevant materials including raw materials, work in process, finished goods, excess and obsolete materials that UNICEP has obtained specifically to fulfill ZELTIQ Purchase Orders and cannot use because of such cancellation or rescheduling (collectively referred to as “Inventories”) and (ii) the cost of the Inventories.

3.7 After receiving the cost of the Inventories from UNICEP pursuant to Section 3.6 with respect to a cancelled or rescheduled Purchase Order, if ZELTIQ elects to continue with the applicable cancellation or rescheduling then ZELTIQ agrees it is responsible for all costs and expenses and the stated cost of the Inventories associated with the changes, cancellation or rescheduling of such Purchase Order.

3.8 In the event of a cancellation of a Purchase Order as described in Section 3.6 all Inventories including but not limited to completed Products, assemblies in process, components and any tooling, test and burn-in equipment owned by ZELTIQ and furnished to UNICEP, shall be disposed of or handled at ZELTIQ’s expense in accordance with written instructions furnished by the ZELTIQ.

3.9 Purchase Obligation. All quantities are as set forth in the Purchase Order or by separate written agreement. ZELTIQ agrees to purchase all Inventories including excess inventory that UNICEP has obtained or manufactured specifically to fulfill ZELTIQ orders (including, without limitation, all non-returnable minimum purchase quantities, tape and reel, tube and tray items, and all customized non-returnable items or items that are purchased at volumes to maintain pricing that exceed the current Purchase Order demand) (the “Excess Inventory”) upon receipt of an invoice from UNICEP.

UNICEP will provide to ZELTIQ on a monthly basis a report of all Inventories including excess inventory that UNICEP has obtained or manufactured specifically to fulfill ZELTIQ orders.

4 Delivery & Shipping

4.1 Acceptance Testing. ZELTIQ will have the right but not the obligation to conduct or have conducted acceptance testing on all Product deliveries. Within ten (10) business days after ZELTIQ’s receipt of the Product, ZELTIQ will provide UNICEP with a written statement detailing the manner in which the Product has failed to conform to this Agreement and mutually agreed specifications (which specifications include IPC Standards. ZELTIQ’s failure to so notify UNICEP within such time period shall constitute acceptance of the Products. If the Product delivered hereunder fails to conform to the Agreement, the mutually agreed specifications, or to such other testing and acceptance criteria as may be mutually agreed upon by the parties in writing (collectively, “Specifications”), ZELTIQ shall notify UNICEP in writing of such failure, detailing the nature of the alleged failure, and the parties will promptly discuss means to resolve any such failure. UNICEP shall then deliver to ZELTIQ, pursuant to an agreed-upon schedule, but in no event in greater than fifteen (15) business days after (i) ZELTIQ’s notice of the failure, or (ii) if ZELTIQ is required to provide the components necessary to make the Product, after ZELTIQ has provided UNICEP with the component materials required to manufacture the Products, Products that conform to the Specifications. Upon re-delivery, ZELTIQ shall have an additional ten (10) business day period to conduct acceptance testing on the applicable Product and provide a written statement detailing the manner in which the Product has failed to conform to the Specifications.

4.2 Delivery. Products are deemed accepted by ZELTIQ as specified in Section 4.1. No returns may be made for any reason without a Returned Material Authorization (“RMA”) number issued by UNICEP; provided that UNICEP shall issue RMA numbers for Products eligible for return under Section 4.1 or Section 6. If UNICEP fails to meet the delivery date specified on a Purchase Order accepted by Unicep, then UNICEP shall ship the applicable Products via express delivery and be responsible for paying any express delivery rates applicable to shipment that are above and beyond typical shipment methods of the Products at issue.

4.3 Shipping Terms. In the absence of prior agreement as to shipping, UNICEP may select a carrier. Shipping terms are F.O.B.: UNICEP Shipping Point. UNICEP’ responsibility for any loss or damage ends, and title passes, when products are delivered to the carrier, to ZELTIQ, or to ZELTIQ’s agent, whichever occurs first. ZELTIQ will pay for storage charges if products are held by UNICEP at ZELTIQ’s request pending instructions or rescheduled delivery.

5.0 Prices - Invoicing - Payment Terms

5.1 Pricing Terms. Pricing is based on kit quantities as quoted to ZELTIQ, which may be updated and amended from time to time upon written agreement of the parties. If ZELTIQ requires UNICEP to purchase components for the Products from vendors on an Authorized Vendor List (“AVL”) specified by ZELTIQ, all price increases with respect to the components purchased from vendors on the AVL are the responsibility of ZELTIQ and ZELTIQ agrees to pay for any such increases upon thirty (30) days prior written notice from UNICEP. Prices do not include any taxes, freight, handling, duty or other charges, payment of which will be the sole responsibility of ZELTIQ. ZELTIQ agrees to assume all tooling costs and expenses that are pre-approved by ZELTIQ and unique to the assembly or testing of ZELTIQ’s products. ZELTIQ supplied equipment shall perform as expected to achieve cycle times similar to those outlined in Quote 125GB, and any major issues around performance of the equipment are responsibility of ZELTIQ. Routine maintenance costs for tooling and equipment associated with the assembly or test of ZELTIQ’s products is UNICEP’s responsibility. Prices are conditioned upon timely payment and any past due balance will accrue interest at the monthly rate of one and one-half percent (1 1/2%).

5.2 Payment Terms. Terms of payment are net 30 days from invoice date to be paid by way of electronic transfer. All pre-approved non-recurring engineering charges are payable upon receipt of invoice. UNICEP reserves the right to modify payment terms prior to shipment, require payment in advance or delay or cancel any shipment or order by reason of ZELTIQ’s creditworthiness or should ZELTIQ fail to fulfill any material obligation when due.

6 Warranties

6.1 Performance Warranty. UNICEP warrants that those Products assembled or customized by it shall be free from defects caused solely by faulty assembly or customization and shall conform to the Specifications for 360 days after delivery. All other products and the components and materials utilized in any assembled or customized products, in each case ZELTIQ requires UNICEP to purchase from the AVL unless otherwise instructed in writing by ZELTIQ and agreed to by UNICEP, are covered by, and subject to, the terms, conditions, and limitations of the manufacturer’s standard warranty which warranty is expressly in lieu of any other warranty, express or implied, of or by UNICEP or the manufacturer. ZELTIQ’s exclusive remedy, if any, under these warranties is limited, at UNICEP’s election, to any one of (b) repair by UNICEP or the manufacturer of any Products found to be defective, or (c) replacement of any such Product. ZELTIQ acknowledges that except as specifically set forth or referenced in this paragraph, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, IN ADVERTISING MATERIALS, BROCHURES, OR OTHER DESCRIPTIVE LITERATURE) BY UNICEP OR ANY OTHER PERSON, EXPRESS OR IMPLIED, AS TO THE CONDITION OR PERFORMANCE OF ANY PRODUCTS, THEIR MECHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. UNICEP ASSUMES NO RESPONSIBILITY OR LIABILITY WHATSOEVER FOR MANUFACTURER’S PRODUCT SPECIFICATIONS OR THE PERFORMANCE OR ADEQUACY OF ANY DESIGN OR SPECIFICATION PROVIDED TO UNICEP BY OR ON BEHALF OF ZELTIQ.

6.2 Compliance with Laws. UNICEP represents and warrants that UNICEP complies with all applicable laws, rules, regulations, health and safety requirements as it applies to the assembly of the Products.

6.3 Quality Agreement

A separate Quality Agreement supplements this document relating to the quality aspects of this agreement.

6.4 No Liens, Claims or Encumbrances. UNICEP represents and warrants to ZELTIQ that at the time of delivery to ZELTIQ all Products shall be free of any securities interest or any other lien, claim or other encumbrance whatsoever.

7. Period Termination

7.1 This Agreement shall commence on the Effective Date for an indefinite term. Beginning eighteen (18) months after the Effective Date, either party may terminate the Agreement for any reason by giving six (6) months advance written notice. In the event of a termination by UNICEP for reasons of convenience, UNICEP agrees to satisfy and fulfill Purchase Orders accepted prior to the termination date and agrees to reasonably commercially support ZELTIQ transition to alternative sources. In the event of a termination by ZELTIQ for reasons of convenience, ZELTIQ agrees to pay UNICEP for all finished goods that are subject to accepted Purchase Orders (“Finished Goods”), work in process (“WIP”), raw materials (“Raw Materials”), open orders with vendors (“Supply”), and Excess Inventory, in each case, that UNICEP has obtained or manufactured specifically to fulfill ZELTIQ orders and that UNICEP cannot redeploy after such termination (the amount of such payment being the (“ZELTIQ Expense”). The ZELTIQ Expense shall be determined by UNICEP based upon (a) the prices for Finished Goods set forth in the relevant Purchase Orders and (b) the cost of WIP, Raw Materials, Supply, and Excess Inventory plus a 15% handling charge. At UNICEP’ option, UNICEP will either ship the Finished Goods, WIP, Raw Materials, Supply and Excess Inventory to ZELTIQ upon receipt of full payment of the ZELTIQ Expense or on a COD basis. UNICEP reserves the right to charge ZELTIQ a monthly inventory holding fee of 2% of the ZELTIQ Expense. UNICEP shall provide ZELTIQ an itemized invoice that details the cost of each element of the ZELTIQ Expense.

7.2 A Party may terminate this Agreement for cause if the other Party materially breaches this Agreement and does not cure such breach within thirty (30) days after the breaching Party receives notice of the breach from the non-breaching Party.

7.3 For the sake of clarity, Zeltiq under any circumstances is responsible for Inventories as defined in 3.7 of this Agreement.

8 Confidentiality

8.1 “Confidential Information” shall mean non-public information that is disclosed by either party to the other party pursuant to this Agreement, including product specifications and technical and other documentation, business and product plans and other confidential business information whether in written, graphic, electronic or oral form. Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, the receiving party; (ii) is disclosed by the receiving party with the specific, prior written approval of the disclosing party; (iii) is independently developed by the receiving Party without use of the disclosing party’s Confidential Information; or (iv) is rightfully received by the receiving party from a third party without a duty of confidentiality.

8.2 Nondisclosure. All Confidential Information exchanged between UNICEP and ZELTIQ pursuant to this Agreement shall be maintained as confidential and shall not be distributed, disclosed, or disseminated in any way or form by the receiving party to anyone except its own employees and agents who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the receiving party for any purpose other than exercising its rights or fulfilling its obligations under this Agreement.

8.3 Legal Obligation to Disclose. This Agreement will not prevent the receiving party from disclosing Confidential Information of the disclosing party to the extent required by a judicial order or other legal obligation, provided that, in such event, the receiving party shall promptly notify the disclosing party prior to disclosure to allow intervention, notify the requesting entity of the confidentiality of the materials, and cooperate with the disclosing party to contest or minimize the scope of the disclosure (including application for a protective order).

8.4 Return of Confidential Information. Upon request of the disclosing party, copies and embodiments of the disclosing party’s Confidential Information shall be promptly returned to the disclosing party by the receiving party. Upon termination of this Agreement, for any reason, each party shall promptly return to the other party all Confidential Information provided by the other party, including all copies thereof.

9 INDEMNIFICATION.

UNICEP shall, at its expense, defend, indemnify and hold ZELTIQ and its officers, directors, employees and agents harmless from and against any liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising from or related to any third party claim, action, suit or proceeding (“Claim”) arising from the following: (i) from the failure or alleged failure of the Products to comply with the mutually agreed in writing Specifications that are a result of improper assembly; or (ii) alleging that UNICEP’S manufacturing processes infringe any third party Intellectual Property Rights not specified by ZELTIQ. ZELTIQ will promptly notify UNICEP in writing of any such Claims and give UNICEP control over the defense or settlement of such Claims, provided, however, that (a) the failure to provide prompt notice shall not relieve UNICEP of its indemnity obligations hereunder except to the extent that the delay in providing notice prejudices the defense of such Claims, and (b) ZELTIQ shall have the right to participate in the defense of such Claims at its expense. UNICEP shall not settle, or consent to any entry of judgment with respect to, any such Claims without obtaining either (x) an unconditional release of ZELTIQ (and its officers, directors, employees and agents) from all liability with respect to such Claims, or (y) the prior written consent of ZELTIQ. ZELTIQ will make available to UNICEP any books or records in ZELTIQ’s possession that are necessary to the defense of any such Claims.

10. LIMITED LIABILITY. EXCEPT FOR ANY AMOUNTS REQUIRED PURSUANT TO THE OBLIGATIONS OF INDEMNIFICATION HEREUNDER, OR DAMAGES ARISING FROM A BREACH BY A PARTY OF SECTION 8, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11 Insurance. UNICEP shall maintain, during the term of the Agreement and for one (1) year thereafter, (i) a general liability insurance policy with coverage for Completed Products, issued by an insurer with an “A” rating, which shall name ZELTIQ, including any parent company, subsidiaries, affiliates, owners, stockholders, directors, officers, employees, agents, representatives, heirs, successors, and assigns (the “Insured Parties”) as additional insureds against any and all demands, claims, suits, causes of action, whether at law or in equity, and/or liability to anyone for any injuries to their person, or property, arising out of a defect in the Products (the “Product Liability Policy”); and (ii) a property insurance policy, issued by an insurer with an “A” rating, which shall name the Insured Parties as additional Loss Payees to cover the loss, destruction or theft of any of the ZELTIQ Materials (the policies collectively referred to as the “Manufacturer Policies”). The coverage for the Product Liability Policy shall be not less than one million dollars ($1,000,000.00) per occurrence, combined single-limit bodily injury and property damage, and not less than two million dollars ($2,000,000.00) in the aggregate. UNICEP Policies shall provide for not less than thirty (30) days advance written notice to ZELTIQ of a cancellation or termination of the UNICEP Policies, of a reduction of UNICEP Policies’ limits, or of any other material change in UNICEP Policies. Within thirty (30) days after the execution of this Agreement, ONCORFE shall deliver to ZELTIQ a certificate of insurance confirming the existence or issuance of the UNICEP Policies.

12 Construction. Any addition or change to the terms of this Agreement must be specifically agreed to in writing by a duly authorized officer of UNICEP and ZELTIQ before becoming binding. In the event of any conflict between the terms of this Agreement and the terms of the Purchase Order, the terms of this Agreement shall govern.

13 Force Majeure

UNICEP will not be liable for any failure or delay in its performance or in the delivery or shipment of product, or for any damages suffered by ZELTIQ by reason of such failure or delay, when such failure or delay is caused by, or arises in connection with, any fire, flood, accident, riot, earthquake, severe weather, war, governmental interference or embargo, strike, shortage of labor, fuel, power, or any other cause or causes beyond UNICEP’ reasonable control. Each Party reserves the right to cancel without liability any order, with the exception of Section 3.10, the shipment of which is or may be delayed for more than 30 days by reason of any such cause. UNICEP reserves the right to allocate in its sole discretion among ZELTIQ’s or potential ZELTIQ S’s, or defer or delay the shipment of, any product which is in short supply.

14 Survival

The rights and obligations of the parties hereto under the provisions of Confidentiality (Section 8) and the Nondisclosure Agreement dated August 28, 2008 shall survive expiration or termination of this Agreement and shall remain in full force and effect for a period of five (5) years following the expiration or termination of this Agreement.

15 Governing Law – Jurisdiction

This Agreement shall in all respects be governed by the law of California USA.

16 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

17. Relationship of the Parties. Neither execution nor performance of this Agreement will be construed to have established any agency, joint venture, or partnership relationship between the parties.

18 Enforceable Contract. ZELTIQ acknowledges and represents that it is a sophisticated party in the Medical Device manufacturing industry, that it has read and understood all of the terms and conditions of this Agreement and understands and agrees that this Agreement constitutes a legally enforceable contract.

UNICEP	ZELTIQ

/s/ Clint J. Marshall	/s/ Rick Poinsett
By:	By:
CFO, VP of Business Development	VP RISC
Title:	Title:
Clint J. Marshall	Rick Poinsett
Name:	Name: